Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
FLAG Telecom
Bob Raggett
+44 7789 005975
braggett@flagtelecom.com

Jane Windsor, Director Communications
+44 7775 523 156
jwindsor@flagtelecom.com

FLAG TELECOM ANNOUNCES RELIANCE GATEWAY’S
AGREEMENT TO PURCHASE FOR $207 MILLION

London, U.K. – October 16, 2003 – FLAG Telecom Group Limited (OTC: FTGLF.PK), a leading provider of international wholesale network transport and communications services, today announced that it has entered into an Agreement and Plan of Amalgamation with Reliance Gateway Net Private Limited, a wholly owned subsidiary of Reliance Infocomm Limited, pursuant to which Reliance Gateway will acquire 100% of the company’s common shares on a fully diluted basis for an aggregate purchase price of $207 million, reflecting a per share price of $95.61.  It represents a premium of more than 50% over yesterday’s closing price of FLAG’s shares.

The Amalgamation Agreement has been unanimously approved by the board of directors of both FLAG Telecom and Reliance Gateway.

Patrick Gallagher, Co-Chairman and CEO of FLAG Telecom, said:  “We believe this premium offer by Reliance to acquire FLAG represents a strong endorsement of FLAG’s operating strategy and is in the best interests of our shareholders.  Reliance is already a key customer on the FLAG global network, one of the most extensive in the world today.  We believe that  this agreement with Reliance underscores the confidence they have in the future of FLAG and we look forward to the successful consummation of the transaction.”

This agreement is an important first step towards concluding the acquisition of FLAG Telecom, which is subject to certain conditions, including the receipt of regulatory approvals and the approval of FLAG Telecom’s shareholders.  A meeting of FLAG Telecom’s shareholders is expected to be held in December 2003 to approve the amalgamation.

Advisors to the Company are Akin Gump Strauss Hauer & Feld LLP, legal counsel, and Houlihan Lokey Howard & Zukin (UK) Limited, financial advisors.

About FLAG Telecom

FLAG Telecom Group Limited has an established customer base of more than 180 leading operators, including all of the top ten international carriers.  FLAG owns and manages an extensive optical fibre network spanning four continents and connecting key business markets in Asia, Europe, the Middle East and the USA.  FLAG also owns and operates a low latency global MPLS based IP network, which connects most of the world’s principal international Internet exchanges.  FLAG offers a focused range of global products, including global bandwidth, IP, Internet, Ethernet and Co-location services.  Recent news releases and further information are on FLAG Telecom’s website at: www.flagtelecom.com.

About Reliance Group

Reliance Group, founded by Shri Dhirubhai H. Ambani (1932-2002), is India’s largest business house with total revenues of US$ 16.8 billion, cash profit of US$ 2.1 billion, net profit of over US$ 990 million and exports of US$ 2.5 billion.

www.flagtelecom.com
601022.0007 EAST 7066310 v5

The group’s activities span exploration and production (E&P) of oil and gas, refining and marketing, petrochemicals (polyester, polymers, and intermediates), textiles, financial services and insurance, power, telecom and infocom initiatives. Reliance emerged as India’s Most Admired Business House, for the second successive year in a TNS-Mode survey for 2002.

The Reliance Group Companies include: Reliance Industries Limited, Reliance Capital Limited, Reliance Industrial Infrastructure Limited, Reliance Telecom Limited, Reliance Infocomm Limited, Reliance General Insurance Company Limited, Indian Petrochemicals Corporation Ltd. and BSES Limited.

Forward-looking Statements

Statements contained in this Press Release that are not historical facts may be “forward-looking” statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases.  These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to receive approvals to close the transaction from relevant regulatory authorities and the shareholders of the Company, and to timely hold the Company’s shareholders meeting in December 2003.  More detailed information about these risks is contained in our Quarterly Report on the Form 10-Q for the period ended June 30, 2003 filed with the Securities and Exchange Commission.  We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements. The Company’s security holders are advised to read the proxy statement regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information.  Such proxy statement will be filed with the Securities and Exchange Commission by the Company.  Security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Commission’s web site at www.sec.gov.